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                                  February 12, 1999






Ladies and Gentlemen:

     We have acted as counsel to Golden State Vintners, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of 2,036,271 shares of Class B Common Stock, $0.01 par value per share of the Company (the "Shares"), which are to be offered and sold by the Company pursuant to Employee Nonqualified Stock Option Agreements, the Company's 1996 Stock Option Plan and its 1998 Director Stock Option Plan (the "Stock Agreements and Plans"). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act in connection with the Registration Statement on Form S-8 (the "Registration Statement"), for the aforementioned sale, filed with the Securities and Exchange Commission (the "Commission") under the 1933 Act.

     In rendering the opinion set forth herein, we have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to our satisfaction to be true and correct copies thereof, as we have deemed necessary under the circumstances.

     Based upon the foregoing and such other examination of law and fact as we have deemed necessary, and in reliance thereon, we are of the opinion that, the Shares, when offered, sold and paid for pursuant to the terms and conditions of the Stock Agreements and Plans, as the case may be, will be duly authorized and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under Item 5 of the Registration Statement.


                                            Very truly yours,

                                            /s/ Riordan & McKinzie
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                                                RIORDAN & McKINZIE